Exhibit 32

Certification Pursuant to
Section 1350 of chapter 63 of title 18 of the United States Code

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, in his capacity as an officer of Sea Sun Capital Corporation. (“Sea Sun”), that, to his knowledge, the Annual Report of Sea Sun on Form 10-KSB for the fiscal year ended December 31, 2005, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of Sea Sun.

Dated: November 29, 2006

/s/ Graham Millington
Graham Millington, President and CEO

/s/ Gregory N. Heller
Gregory N. Heller, VP and CFO